August 15, 2017
Dear Matthew:
We’re thrilled to offer you a position with Sonos!
In the exempt position of Chief Commercial Officer, you’ll be based in our Santa Barbara office reporting to Patrick Spence.
This letter outlines information related to your compensation and benefits. Attached to this letter is an Appendix, which describes additional material terms and conditions of your employment. You should read the letter and the Appendix carefully.
Base Salary
If you decide to join Sonos, you will be paid an initial annual base salary of $ 350000 (your “Base Salary”), which will be paid semi-monthly in accordance with the Company’s normal payroll practices as established or modified from time to time. Your Base Salary shall be subject to all of the required and elected taxes and withholdings.
Bonus Eligibility
You will be eligible to participate in the Sonos Bonus Plan, subject to the terms and condition of the Sonos Discretionary Bonus Plan (the “Bonus Plan”). Currently, the target discretionary bonus award is up to 15% of annual base salary. Please note that the discretionary bonus is not guaranteed. In addition, you must commence employment prior to June 30 to be eligible to receive a pro- rated bonus for the current fiscal year (which runs from October 1-September 30). Please see the Bonus Plan, which governs your eligibility for a discretionary bonus.
Equity Award
If you decide to join Sonos, it will be recommended at the first meeting of Sonos’ Board of Directors following your start date that Sonos grant you an option to purchase shares of Sonos’ Common Stock. The option grant will give you the right to purchase 127066 shares of Common Stock at a price per share to be determined by the Board. 25% of the shares subject to the option grant will vest 12 months after the date your vesting begins subject to your continuing employment with Sonos. The remaining shares will vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with Sonos. The option grant will be subject to the terms and conditions of Sonos’ Stock Option Plan and Stock Option Agreement.
Sign On Bonus
In addition, we are pleased to offer you a one-time sign on bonus of $ 100000 to be paid out concurrent with your first paycheck or direct deposit, subject to your execution of the Company’s Sign On Bonus Repayment Agreement and the terms and conditions outlined therein.
Relocation
We will reimburse your reasonable and approved out-of-pocket moving expenses, such as moving costs, temporary housing, etc., up to a total maximum of $ 40000, subject to your execution of the Relocation Agreement, the terms and conditions outlined therein, the Company’s Relocation Policy, and applicable IRS rules.
Benefits
Regular full-time employees working 30 or more hours per week will be eligible to receive benefits that are provided to U.S. employees. These presently include benefits such as life and health (medical, dental and vision) insurance, paid time off, a 401(k) plan, and tuition reimbursement. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs and Sonos’ Employee Handbook, which will be made available to you during your new hire orientation. Sonos reserves the right to discontinue, suspend, or to modify such plans, programs and practices.
Important Terms and Conditions of Employment
There are several important terms and conditions of employment at Sonos of which you should be aware. These terms, which are explained in the attached Appendix, generally apply to all U.S. employees of Sonos in the same manner as they will apply to you. This offer of at-will employment is expressly conditioned upon the terms outlined in the Appendix, including, among other things, a satisfactory background check and your execution of the Employee Agreement and the Arbitration Agreement.
Please accept this offer (including all terms outlined in the Appendix) by signing and dating below no later than August 18, 2017. If you accept our offer, we anticipate that your first day of employment would be September 05, 2017. In accepting this offer of employment, you represent and warrant that you are not relying upon any representation or statement except those terms set forth in this letter. You acknowledge that this letter supersedes all prior representations regarding the terms and condition of your employment.
We look forward to having you join us as we lead the music-listening revolution.
Sincerely,
/s/ Patrick Spence
Patrick Spence
Chief Executive Officer

Please countersign:
I have read, understand and accept this offer of at will employment, including the attached Appendix, which I understand is the Company’s entire offer to me.
Signature: /s/ Matthew Siegel
Date: August 15, 2017

Enclosures:
Sign On Bonus Repayment Agreement
Relocation Agreement & Policy

Appendix of Important Terms And Conditions of Employment
At-Will Employment
Your employment shall be on an at-will basis. As an at-will employee, either you or the Company can terminate your employment at any time and for any reason or no reason, with or without prior notice. As a result, nothing in this offer letter is a promise or guarantee of employment for any specific period of time or continued employment. Any contrary representations, which may have been made to you, are superseded by this letter. The Company also retains the right to make all other decisions concerning your employment (e.g., changes to your position, title, level, responsibilities, compensation, job duties, reporting structure, work location, work schedule, goals or any other managerial decisions) at any time, with or without cause or advance notice, as it deems appropriate in its sole discretion. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
9    Employee Agreement And Arbitration Agreement
As a condition of your employment, you will need to sign and comply with the enclosed At Will Employment, Confidential Information, and Invention Assignment Agreement (the “Employee Agreement”) and Arbitration Agreement. The Employee Agreement requires, among other provisions, the assignment of intellectual property rights to Sonos and non disclosure of Company proprietary information. The Arbitration Agreement includes an arbitration provision and specifies the procedures to be followed in the event of any dispute or claim relating to or arising out of our employment relationship. Please return a signed copy of the Employee Agreement and the Arbitration Agreement (which are enclosed) to me with your signed acceptance of this offer. You acknowledge and agree that the Employee Agreement and the Arbitration Agreement shall remain in full force and effect regardless of any change in your position, compensation or any other term and conditions of your employment with the Company in accordance with the terms contained therein.
10    No Conflicting Agreement
By accepting your offer of employment, you represent and warrant that your employment with Sonos and the performance by you of your duties as a Sonos employee do not and will not breach or contravene: (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are a party; or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided consulting services. You further represent and warrant that you have delivered or disclosed, as the case may be, to Sonos all agreements, contracts and obligations relevant to clauses (i) and (ii) above. You agree not to bring any third party confidential information to Sonos, including that of your former employer, and that in performing your duties for Sonos you will not in any way utilize any such information.
11    Background Check
Sonos reserves the right to conduct background investigations and/or reference checks on all of its potential employees prior to hire and during employment. This offer of employment may be rescinded at any time in the event of unsatisfactory background investigation and/or reference check results. If required by law, you will receive a disclosure regarding the nature and scope of the background check Sonos plans to conduct on you and a consent form to authorize Sonos to conduct such background check under separate cover.
12    Compliance with Company Standards; Cooperation
As a Company employee, you will be expected to abide by Sonos’ policies, rules and standards of conduct, as well as your Employee Agreement. To this end, Sonos expects you to comply at all times with the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for others. To ensure ongoing compliance, after receipt, you will sign and deliver to Sonos acknowledgement of receipt forms for any policy statements provided to you, as well as periodic forms to certify your continuing full compliance with the Company’s policies. You also will comply at all times with all laws and regulations applicable to the Company’s business and performance of your duties for the Company.
You also agree that, during the term of your employment with the Company and at all times thereafter, upon reasonable request, you will fully cooperate with the Company and/or its representatives, without additional compensation, concerning any business matters or disputes of any kind about which you have, or may have, any relevant information.

13    Sonos, Inc.
14    Sign On Bonus Repayment Agreement
This Sign On Bonus Repayment Agreement (the “Agreement”) is entered into on August 15, 2017 by and between Matthew Siegel (the “Employee”) and Sonos, Inc. (the “Company”).
WHEREAS, the Company seeks to employ the Employee as per the terms of the offer letter presented in conjunction with this Agreement (the “Offer Letter”);
WHEREAS, the Company seeks to provide the Employee with additional financial incentive in the form of a sign on bonus as set forth in the Offer Letter to join the Company and to remain employed with the Company for at least twelve months; and
WHEREAS, the Employee acknowledges and agrees that the Sign On Bonus (as defined below) is not earned by him/her until he/she has been employed by the Company for at least twelve months and acknowledges and agrees that he/she will repay the Sign On Bonus advanced to him/her under this Agreement in the event that his/her employment with the Company is terminated: (i) by the Employee for any reason or (ii) by the Company for “Cause” (as defined below), within the twelve-month period following the commencement of his/her employment with the Company, as further described herein.
NOW THEREFORE, for good and valuable consideration, the Employee and the Company agree as follows:
1.    Sign On Bonus. Subject to the terms and conditions set forth in Section 2 below, the Company agrees to advance to the Employee a sign on bonus in the amount outlined in the offer letter (the “Sign On Bonus”), which shall be paid on the first payday following the commencement of the Employee’s employment with the Company. The Employee acknowledges and agrees that the Sign On Bonus will not be due and payable to him/her until he/she has been employed by the Company for at least twelve months. This Sign On Bonus shall be subject to all applicable taxes and withholdings.
2.    Repayment Obligation Upon Termination by Employee For Any Reason or Termination by Company for “Cause.” The Employee acknowledges and agrees that, in the event that his/her employment with the Company is terminated by Employee for any reason or by the Company for “Cause” within the twelve-month period following the commencement of his/her employment, he/she will immediately repay the Sign On Bonus advanced by the Company. The Employee agrees that he/she shall pay all of the payments owed under this Section in cash or by certified check on or before the date of termination from employment. If the Employee remains employed with the Company for more than twelve months and/or if the Company terminates Employee’s employment for any reason other than Cause, then the Employee will not be obligated to repay the Sign On Bonus advanced by the company upon the Employee’s termination from employment. For purposes of this Agreement, termination shall be considered for “Cause” if Employee’s employment is terminated for one or more of the following reasons: (i) failure to perform the duties and/or responsibilities on behalf of the Company, which continues uncured for the period of ten calendar days following his/her receipt of written notice from the Company; (ii) commission of or indictment for, or plea of no contest to, a felony or crime of moral turpitude; (iii) misconduct or disloyalty, deliberate dishonesty or breach of fiduciary duty to the Company; (iv) commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company; (v) unauthorized disclosure, misappropriation or use of any trade secret or confidential information of the Company; (vi) the commission of an act which constitutes material unfair competition with the Company; (vii) breach of any written agreement between you and the Company, including the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.
3.    Authorization To Deduct From Wages. The Employee further agrees that, if the Employee fails to pay the Company the full amount of the Sign On Bonus on or before his/her termination date in accordance his/her obligations under Section 2, the Company is hereby authorized, to the extent permitted by local law, to deduct all amounts owed to the Company under this Agreement from any and all payments due to him/her by the Company at the time of termination, including without limitation, any unreimbursed business expenses, accrued but unused vacation pay, his/her final wages, earned commissions, and bonus payments. To this end, Employee agrees to execute a form, to be prepared by the Company, authorizing the Company to withhold the specific amount that is due.
4.    At-Will Employment. The Employee understands that this Agreement does not create an obligation on the Company to continue his/her employment. The Employee understands that his/her employment with the Company is and will continue to be at-will, meaning that either the Employee or the Company may terminate his/her employment at any time and for any or no reason. Accordingly, nothing in this Agreement should be construed to be a guarantee of continued employment for twelve months.
5.    Modifications. Any amendment to or modification of this Agreement, or any waiver of any provision hereof, shall be in writing and signed by the Company. Any waiver by the Company of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.
6.    Legal Fees. Should the Company prevail in any action against the Employee to enforce the terms of this Agreement, the Employee acknowledges and agrees that he/she shall be responsible for the payment of the Company’s legal fees and costs, including reasonable attorney’s fees.
7.    Consent. The Employee represents that he/she has read the foregoing agreement, that he/she fully understands the terms and conditions of the Agreement and is voluntarily executing the same.
IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date written below.
15    ACCEPTED AND AGREED:
Employee: Matthew Siegel
Signature: /s/ Matthew Siegel
Date: August 15, 2017
16    Sonos, Inc.
17    /s/ Patrick Spence
Patrick Spence
Chief Executive Officer

18    Relocation Agreement
This Relocation Agreement (the “Agreement”) is entered into on August 15, 2017 by and between Matthew Siegel (“Employee”) and Sonos, Inc. (the “Company”).
WHEREAS, Employee has been offered employment by the Company in its Santa Barbara office (the “Designated Office”);
WHEREAS, the Company has agreed to provide financial assistance to Employee with respect to certain relocation expenses, subject to the terms of this Agreement and as set forth in the attached Relocation Policy (the “Relocation Policy”);
WHEREAS, Employee acknowledges and agrees that he/she will repay the Company for the relocation expenses paid by the Company if he/she terminates his/her employment with the Company for any reason or if his/her employment is terminated by the Company for Cause (as defined below), on or before the one-year anniversary of the date on which Employee commences his/her employment in the Designated Office, as further described herein.
NOW THEREFORE, for good and valuable consideration, Employee and the Company agree as follows:
1.    Relocation Expenses. Subject to the terms and conditions set forth herein and provided Employee executes and returns this Agreement to the Human Resources Department on or before the start date of employment, the Company agrees to pay for certain fees, expenses, and costs which are incurred by Employee in connection with his/her relocation up to, but not to exceed the gross sum of the amount set forth in the offer letter presented to the Employee, in accordance with the attached Relocation Policy (the “Relocation Expenses”).
2.    Repayment Obligation Upon Termination by Employee For Any Reason or Termination by Company for “Cause.” Employee acknowledges and agrees that, if Employee terminates his/her employment for any reason or if the Company terminates Employee’s employment for “Cause” (as defined below) at any time on or prior to the one year anniversary of the date Employee commences his/her employment at the Designated Office, he/she will immediately repay the Relocation Expenses paid by the Company. For purposes of this Agreement, termination shall be considered for “Cause” if Employee’s employment is terminated for one or more of the following reasons: (i) failure to perform the duties and/or responsibilities on behalf of the Company, which continues uncured for the period of ten calendar days following his/her receipt of written notice from the Company; (ii) commission of or indictment for, or plea of no contest to, a felony or crime of moral turpitude; (iii) misconduct or disloyalty, deliberate dishonesty or breach of fiduciary duty to the Company; (iv) commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company; (v) unauthorized disclosure, misappropriation or use of any trade secret or confidential information of the Company; (vi) the commission of an act which constitutes material unfair competition with the Company; (vii) breach of any written agreement between you and the Company, including the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. Employee agrees that he/she shall pay all of the payments owed under this Section in cash or by certified check on or before the date of termination from employment.
3.    Termination By The Company Without Cause. If the Company terminates Employee’s at-will employment for any reason other than for Cause (as defined above) at any time, the Employee will not be obligated to repay the Relocation Expenses.
4.    Authorization To Deduct From Wages. Employee further agrees that, if Employee fails to pay the Company the full amount of the Relocation Expenses on or before his/her termination date in accordance his/her obligations hereunder, the Company is hereby authorized, to the extent permitted by local law, to deduct all amounts owed to the Company under this Agreement from any and all payments due to him/her by the Company at the time of termination, including without limitation, any unreimbursed business expenses, accrued but unused vacation pay, his/her final wages, earned commissions, and bonus payments. To this end, Employee agrees to execute a form, to be prepared by the Company, authorizing the Company to withhold the specific amount that is due.
5.    Complete Agreement; Miscellaneous. This Agreement and the attached Relocation Policy, which is incorporated herein by reference, set forth the complete agreement between Employee and the Company with respect to the payment of any Relocation Expenses. Employee agrees that each provision and the subparts of each provision in this Agreement shall be treated as separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either Employee or the Company. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both Employee and an authorized Company officer. Any waiver of any provision of this agreement by the Company shall not constitute a waiver of any other provision of this Agreement unless the Company expressly so indicates otherwise.
6.    No Modification of At-Will Relationship. Employee and the Company agree that this Agreement does not in any way modify or limit the at-will nature of his/her employment by the Company. Nothing in this Agreement should be taken as a guarantee of continued employment, a specific term of employment and/or a contract of employment and at all times Employee will be expected to meet the Company’s performance standards. Nothing in this Agreement should be construed to be a guarantee of continued employment for one year.
7.    Legal Fees. Should the Company prevail in any action against Employee to enforce the terms of this Agreement, Employee acknowledges and agrees that he/she shall be responsible for the payment of the Company’s legal fees and costs, including reasonable attorney’s fees.
8.    Consent. Employee represents that he/she has read the foregoing Agreement, that he/she fully understands the terms and conditions of the Agreement and is voluntarily executing the same.
IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date written below.
19    ACCEPTED AND AGREED:
Employee: Matthew Siegel
Signature: /s/ Matthew Siegel
Date: August 15, 2017
20    Sonos, Inc.

/s/ Patrick Spence
Patrick Spence
Chief Executive Officer

21    Sonos Relocation Policy
Our Philosophy
We want to make your move as easy as possible. Understanding that every move is unique, we offer a relocation allowance tailored towards your specific needs. Our goal is to ensure you use this allowance in the most meaningful and valuable way to cover your reasonable out-of- pocket moving expenses.
22    Eligibility
All employees who accept an offer or transfer offer to work at a Sonos location greater than 50 miles away from their current residence are eligible to receive a relocation allowance. We anticipate employees can complete their move within 12 calendar months of their official transfer or hire date. We understand that exceptions may apply and we can review situations that do not meet these guidelines and request relocation exceptions as needed. Refer to the IRS Moving Expenses Guide for more information and specific rules on reimbursement eligibility.
23    What We Offer
We offer a relocation reimbursement allowance to cover reasonable out-of-pocket moving expenses, some of which are taxable and may be grossed up in accordance with IRS regulations. Please see below for types of expenses that may qualify for reimbursement.
House Hunting Trip
Includes transportation, lodging, area tour and realtor consultation. We expect you will only need one trip, the duration of which is to be discussed between you, your manager, and your HR Partner. We understand that exceptions may apply and can review those situations as needed. Note, these payments may be considered a taxable expense if this trip is separate from your one travel trip to your new home.
Relocation of Household Goods
Includes reimbursement of storage fees, shipment of personal goods, vehicles, movers and related insurance coverage.
Miscellaneous Expenses
Includes assistance for costs incurred during the move, including temporary housing, lease cancelations, utility costs for service hookups and related service charges.
24    Execution of Relocation Agreement/Repayment Terms
To qualify for relocation expense reimbursement, an employee must execute a Relocation Agreement and return a signed copy of the Agreement to HR. Under the Relocation Agreement, the employee agrees that if he/she terminates his/her employment for any reason or if the Company terminates Employee’s employment for “Cause” (as defined in the Agreement) at any time on or prior to the one-year anniversary of the date Employee commences his/her employment at the office to which he/she was assigned/transferred, he/she will immediately repay the Relocation Expenses paid by the Company. The employee also agrees that if he/she fails to repay this amount prior to the termination date, the Company may deduct any unpaid amount from the employee’s final wages, expense reimbursement, unpaid bonuses, etc., to the extent permitted by law.
25    Types of Expenses
The IRS recognizes two types of relocation Expenses; Deductible and Non-deductible. Any relocation expense that could be considered a deductible expense is not taxed and is reimbursed via Sonos payroll. This amount is deducted from your relocation allowance. Any relocation expense that would be considered a non-deductible expense is grossed up to reflect the appropriate taxes, Sonos then pays any applicable taxes and the net amount is reimbursed via Sonos payroll. The net amount is what is deducted from your relocation allowance. (These are subject to the most updated IRS Moving Expenses Guide.)
Nontaxable

•	Move of personal goods, including the cost to ship your car and your household pets to your new home

•	Utility costs for service hookups & related service charges

•	Temporary housing (first month)

•	Storage expenses (first month)

•	One travel trip to your new home (1 trip per employee & 1 trip per employee’s dependents)

•	Use of personal vehicle at the rate .19 per mile
Taxable

•	Expenses of buying or selling a home (including closing costs, mortgage fees, and points)

•	Return trips to your former residence

•	Lease cancellations Furniture

•	Driver’s license

•	Temporary housing and storage expenses (after 1st month)

•	Meals

•	Personal Services
26    How to Submit Expenses
Submit a completed expense report with all original receipts to hr@sonos.com. If you have a company credit card, please do not charge any relocation expenses to that card as these expenses must be reimbursed via Payroll. We are here to help and ensure your move is as easy as possible. Reach out to your HR Business Partner for any questions.
27    409A Notice
It is intended that any expense reimbursement made per this Policy shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
Notwithstanding the foregoing, if any expense reimbursement made under this policy shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of your taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.